Exhibit 99

VF Announces 15% Increase in Second Quarter Revenues and 17% Increase In EPS; 2011 Guidance Raised

  Revenues up 15% to over $1.8 billion, with double-digit revenue growth in every coalition
  EPS increases 17% to record $1.17
  2011 guidance raised: revenues now expected to rise 12% to 13%; EPS expected to reach approximately $7.50
  Timberland acquisition expected to be completed in third quarter

Information regarding VF’s second quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 21, 2011--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the second quarter of 2011. All per share amounts are presented on a diluted basis.

Second Quarter Results Summary

Revenues rose 15% to $1,840.1 million from $1,594.1 million in 2010. All VF coalitions achieved double-digit revenue increases in the quarter, with the strongest growth in Outdoor & Action Sports, where revenues increased 23%. Jeanswear and Sportswear revenues each grew by 10%, Imagewear revenues rose 16%, and Contemporary Brands revenues were up 11%.

Gross margin declined, as anticipated, to 45.9% from 47.1% in the 2010 period, reflecting the impact of higher product costs. Gross margin in the quarter also included a 65 basis point benefit from the gain on the closure of a European jeanswear facility; this gain was anticipated and reflected in previously provided full year gross margin guidance. Operating margin was 10.3% compared with 10.6% in the 2010 period.

Growth in both net income and earnings per share of 17% was stronger than anticipated. Net income rose to $129.4 million from $110.8 million, while earnings per share increased to $1.17 from $1.00. Earnings per share in the quarter included costs related to the pending acquisition of The Timberland Company of $.02 per share. Two items in the quarter that were anticipated and reflected in previously provided full year guidance were the aforementioned gain from the facility closure that benefited earnings by $.07 per share, and foreign currency translation that benefited earnings by $.03 per share.

First Half Results Summary

Revenues increased 14% to $3,798.9 million from $3,344.0 million in 2010, with strong growth in every coalition.

Net income of $330.1 million represented a 20% increase over the $274.4 million reported in the 2010 period. Earnings per share were $2.99 compared with $2.47, rising 21% in the first half. Earnings per share in the period benefitted by $.11 in special items reported in the first quarter, and by $.04 due to foreign currency translation. Earnings per share also include the aforementioned second quarter items of $.02 in acquisition-related expenses and $.07 benefit from the facility closure.

“With double-digit revenue growth in all coalitions, and in both our international and direct-to-consumer businesses, VF is firing on all cylinders,” said Eric Wiseman, Chairman and Chief Executive Officer. “Our marketing investments continue to fuel outstanding growth, our brands are gaining momentum – and we are confident that this momentum is sustainable.” He continued, “The signing of a definitive merger agreement between VF and The Timberland Company on June 12th marks a transformational acquisition for VF, and will result in a $10 billion apparel and footwear powerhouse anchored in outdoor and action sports. We look forward to completing the acquisition this quarter.”

Second Quarter Business Review

Outdoor & Action Sports: Outdoor & Action Sports achieved record revenues and operating income in the second quarter. Total global revenues in Outdoor & Action Sports rose 23% in the quarter, with Americas revenues rising 14% and international revenues up 42% (29% on a constant currency basis). Nearly all Outdoor & Action Sports brands achieved double-digit growth in the quarter, with the two largest brands - The North Face® and Vans® - achieving global revenue growth of 21% and 22%, respectively. Our Kipling® and Napapijri® businesses experienced exceptionally strong growth in the quarter, with revenues up 37% and 46%, respectively. Total direct-to-consumer revenues for Outdoor & Action Sports rose 22% in the quarter, with a 34% increase in The North Face® direct-to-consumer revenues and a 19% increase in Vans® direct-to-consumer revenues.

Operating income for the coalition rose by 10%. Reflecting a higher percentage of advertising expense to revenues versus the 2010 period, and investments to support the coalition’s seasonally higher second half business, operating margin in the quarter was 12.5% compared with last year’s 13.9%. The full year coalition operating margin is still expected to approximate 20%.

Jeanswear: Jeanswear revenues grew strongly in the quarter, rising 10%. Domestic revenues rose 7% with growth across the Mass Market, Lee and Western businesses. Domestically, the Wrangler® and Lee® brands continue to gain share within their respective channels, driven by success in new product innovation and superior execution. International jeans revenues increased 20% (11% on a constant currency basis); Asia revenues rose 24%, revenues in Mexico and Latin America each increased by more than 20%, and European revenues were up 13% (flat on a constant currency basis).

Operating income declined only slightly in the quarter, helped by the gain from the jeanswear facility closure. At 15.4% in the quarter, the Jeanswear operating margin remained healthy, though down from the 17.0% achieved in the prior year’s quarter, despite higher product costs.

Imagewear: Imagewear had another exceptionally strong quarter, with revenues and operating income both increasing at double-digit rates. Revenues rose 16% in the second quarter, driven by a 32% revenue increase in our Image (uniform) business, with very strong performance in our Protective Apparel business. Imagewear’s unmatched business model is fueling superior growth this year, and provides it with a competitive advantage that should support its continued momentum.

Operating income rose 55% and operating margin continued to strengthen, to 16.5% from 12.3% in last year’s quarter.

Sportswear: Sportswear revenues rose 10% in the second quarter. The 62% increase in Kipling® revenues in the U.S. was the biggest contributor to growth in the quarter, as the brand continued to expand and gain share. Nautica® brand revenues rose 6%, with healthy growth in the men’s wholesale sportswear and direct-to-consumer businesses.

Sportswear operating income rose 20% in the quarter. Operating margin expanded to 9.7% from 8.9% in the prior year period.

Contemporary Brands: Revenues of our Contemporary Brands coalition grew 11% in the quarter driven by a 28% increase in the combined revenues of our Splendid® and Ella Moss® brands and a 36% increase in John Varvatos® brand revenues. Global revenues of the 7 For All Mankind® brand rose 2%, with domestic revenue growth of 4% in the quarter. New stores, comp store growth and higher e-commerce revenue drove a double-digit increase in global Contemporary Brands’ direct-to-consumer revenues.

Second quarter operating income for the Contemporary Brands coalition increased 30% while operating margin improved to 9.1% from 7.7%.

Expansion in International Revenues

International revenues increased 30% (20% on a constant currency basis) in the quarter, driven by the 42% increase in Outdoor & Action Sports and the 20% increase in Jeanswear international businesses. Revenues in Asia were up 30% in the quarter, with our The North Face®, Vans® and Kipling® businesses all growing in excess of 25%. India is a relatively small but rapidly growing market for VF’s brands, with substantial future revenue potential. During the second quarter, revenues in India continued to show great momentum, rising by over 50% in the quarter and nearly 70% year to date.

Growth in Direct-to-Consumer Revenues

Direct-to-consumer revenues grew 17% in the quarter driven by new store openings, a 40%-plus increase in e-commerce revenues, and exceptionally strong comp store growth. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind®, Napapijri® and Kipling® brands each achieved solid revenue gains in the period. A total of 29 stores were opened across our brands in the quarter and 44 year-to-date, bringing the total number of owned stores to 808.

2011 Guidance Increased

“We are bullish on the outlook for our brands as we enter the second half of 2011, and are raising our full year revenue and earnings guidance accordingly,” said Mr. Wiseman. “We’re continuing to invest behind our strongest growth platforms, and are tremendously excited about adding a new growth platform, The Timberland Company, to our arsenal. We look forward to welcoming both Timberland® and Smartwool® to VF’s family of brands.” He noted that the expected accretion to revenues and earnings of $700 million and $.25 per share, respectively, from the pending acquisition is not included in VF’s updated guidance.

Revenues are now expected to rise 12 to 13% in 2011, up from previous guidance of approximately 10%, reflecting broad-based strength across all our businesses. Accordingly, Outdoor & Action Sports revenues should grow at a high-teen percentage rate, Imagewear revenues should grow at a low-teen percentage rate, and Jeanswear, Sportswear, and Contemporary Brands revenues are each expected to rise at high single-digit rates. In addition, based on the strengthening of our businesses in both Europe and Asia, we now anticipate international revenues in 2011 could increase by more than 20%, compared with previous guidance for 15% growth, with revenue growth in Asia now expected to exceed 30%. Growth in our direct-to-consumer business, another revenue driver, should rise by about 15%, better than the 10 to 15% growth in previously provided guidance.

Earnings are now anticipated to increase to approximately $7.50 per share, up from prior guidance for earnings of approximately $7.25 per share, and another strong year of cash flow from operations of $1 billion is anticipated in 2011.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.63 per share, payable on September 19, 2011 to shareholders of record as of the close of business on September 9, 2011.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer demand for apparel; the level of consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its second quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-551-9020 domestic, or 1-719-457-2652 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through July 28, 2011 and can be accessed by dialing 1-877-870-5176 domestic, and 1-858-384-5517 international. The pass code is 2286304. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended June		Six Months Ended June

	2011	2010	2011	2010

Net Sales	$1,821,218	$1,576,947	$3,758,342	$3,307,033
Royalty Income	18,905	17,157	40,580	36,950

Total Revenues	1,840,123	1,594,104	3,798,922	3,343,983

Costs and Operating Expenses
Cost of goods sold	994,591	842,502	2,028,447	1,774,705
Marketing, administrative and general expenses	656,861	582,078	1,307,161	1,176,494
	1,651,452	1,424,580	3,335,608	2,951,199

Operating Income	188,671	169,524	463,314	392,784

Other Income (Expense)
Interest income	1,510	496	2,476	990
Interest expense	(15,962)	(20,494)	(31,902)	(40,993)
Miscellaneous, net	(2,735)	1,923	(4,666)	8,346
	(17,187)	(18,075)	(34,092)	(31,657)

Income Before Income Taxes	171,484	151,449	429,222	361,127

Income Taxes	41,917	39,959	98,235	86,178

Net Income	129,567	111,490	330,987	274,949

Net (Income) Loss Attributable to Noncontrolling Interests	(199)	(655)	(916)	(598)

Net Income Attributable to VF Corporation	$129,368	$110,835	$330,071	$274,351

Earnings Per Share Attributable to VF Corporation
Common Stockholders
Basic	$1.19	$1.02	$3.04	$2.50
Diluted	1.17	1.00	2.99	2.47

Weighted Average Common Shares Outstanding
Basic	109,079	108,957	108,651	109,608
Diluted	110,890	110,479	110,453	111,054

Cash Dividends Per Common Share	$0.63	$0.60	$1.26	$1.20

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2011, December 2010 and June 2010 relate to the fiscal periods ended as of July 2, 2011, January 1, 2011 and July 3, 2010, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	June	December	June
	2011	2010	2010

ASSETS

Current Assets
Cash and equivalents	$611,478	$792,239	$540,191
Accounts receivable, net	889,201	773,083	735,022
Inventories	1,285,950	1,070,694	1,102,180
Other current assets	259,279	190,044	210,735
Total current assets	3,045,908	2,826,060	2,588,128

Property, Plant and Equipment, net	626,271	602,908	593,465

Intangible Assets	1,555,517	1,490,925	1,496,682

Goodwill	1,194,342	1,166,638	1,335,526

Other Assets	378,408	371,025	307,641

	$6,800,446	$6,457,556	$6,321,442

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$42,567	$36,576	$41,970
Current portion of long-term debt	2,693	2,737	202,742
Accounts payable	456,114	510,998	427,955
Accrued liabilities	512,540	559,164	438,853
Total current liabilities	1,013,914	1,109,475	1,111,520

Long-term Debt	934,600	935,882	937,150

Other Liabilities	581,394	550,880	624,938

Commitments and Contingencies

Stockholders' Equity
Common Stock	109,598	107,938	107,898
Additional paid-in capital	2,221,135	2,081,367	1,976,515
Accumulated other comprehensive income (loss)	(179,783)	(268,594)	(314,793)
Retained earnings	2,118,343	1,940,508	1,879,305
Total equity attributable to VF Corporation	4,269,293	3,861,219	3,648,925
Noncontrolling interests	1,245	100	(1,091)

Total stockholders' equity	4,270,538	3,861,319	3,647,834

	$6,800,446	$6,457,556	$6,321,442

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June

	2011	2010

Operating Activities
Net income	$330,987	$274,949
Adjustments to reconcile net income to cash provided
(used) by operating activities:
Depreciation	57,091	52,485
Amortization of intangible assets	19,246	19,859
Other amortization	11,418	7,588
Stock-based compensation	32,977	31,353
Pension funding under expense	22,029	24,190
Other, net	6,523	18,694
Changes in operating assets and liabilities,
net of acquisitions:
Accounts receivable	(97,162)	3,271
Inventories	(199,650)	(161,541)
Other current assets	(15,124)	(9,182)
Accounts payable	(73,723)	64,007
Accrued compensation	(50,222)	(14,125)
Accrued income taxes	(56,817)	(42,120)
Accrued liabilities	(38,883)	44,590
Other assets and liabilities	8,989	(5,518)

Cash provided (used) by operating activities	(42,321)	308,500

Investing Activities
Capital expenditures	(64,022)	(45,309)
Business acquisitions, net of cash acquired	-	(38,446)
Trademark acquisition	(56,598)	-
Software purchases	(8,221)	(2,937)
Other, net	(1,107)	(3,957)

Cash used by investing activities	(129,948)	(90,649)

Financing Activities
Increase (decrease) in short-term borrowings	6,252	(2,551)
Payments on long-term debt	(1,260)	(1,719)
Purchase of Common Stock	(5,166)	(317,911)
Cash dividends paid	(137,182)	(131,340)
Proceeds from issuance of Common Stock, net	83,845	75,490
Tax benefits of stock option exercises	14,718	2,758

Cash used by financing activities	(38,793)	(375,273)

Effect of Foreign Currency Rate Changes on Cash	30,301	(33,936)

Net Change in Cash and Equivalents	(180,761)	(191,358)

Cash and Equivalents - Beginning of Year	792,239	731,549

Cash and Equivalents - End of Period	$611,478	$540,191

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended June		Six Months Ended June

	2011	2010	2011	2010

Coalition Revenues
Outdoor & Action Sports	$717,928	$584,447	$1,506,143	$1,263,009
Jeanswear	613,367	556,016	1,292,610	1,178,081
Imagewear	244,074	211,225	490,882	432,523
Sportswear	120,272	109,074	232,166	211,251
Contemporary Brands	118,103	106,083	230,019	210,172
Other	26,379	27,259	47,102	48,947

Total coalition revenues	$1,840,123	$1,594,104	$3,798,922	$3,343,983

Coalition Profit
Outdoor & Action Sports	$89,472	$81,524	$233,377	$208,551
Jeanswear	94,365	94,741	217,491	201,549
Imagewear	40,271	26,020	77,169	48,832
Sportswear	11,658	9,740	19,088	16,908
Contemporary Brands	10,689	8,214	20,373	16,666
Other	64	(10)	(2,010)	(1,235)

Total coalition profit	246,519	220,229	565,488	491,271

Corporate and Other Expenses	(60,583)	(48,782)	(106,840)	(90,141)
Interest, net	(14,452)	(19,998)	(29,426)	(40,003)

Income Before Income Taxes	$171,484	$151,449	$429,222	$361,127

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended June 2011
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$717,928	$26,911	$691,017
Jeanswear	613,367	12,498	600,869
Imagewear	244,074	1,242	242,832
Sportswear	120,272	-	120,272
Contemporary Brands	118,103	2,806	115,297
Other	26,379	-	26,379

Total coalition revenues	$1,840,123	$43,457	$1,796,666

Coalition Profit
Outdoor & Action Sports	$89,472	$2,770	$86,702
Jeanswear	94,365	591	93,774
Imagewear	40,271	247	40,024
Sportswear	11,658	-	11,658
Contemporary Brands	10,689	19	10,670
Other	64	-	64

Total coalition profit	246,519	3,627	242,892

Corporate and Other Expenses	(60,583)	-	(60,583)
Interest, net	(14,452)	-	(14,452)

Income Before Income Taxes	$171,484	$3,627	$167,857

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Six Months Ended June 2011
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$1,506,143	$29,781	$1,476,362
Jeanswear	1,292,610	16,055	1,276,555
Imagewear	490,882	1,930	488,952
Sportswear	232,166	-	232,166
Contemporary Brands	230,019	2,999	227,020
Other	47,102	-	47,102

Total coalition revenues	$3,798,922	$50,765	$3,748,157

Coalition Profit
Outdoor & Action Sports	$233,377	$3,698	$229,679
Jeanswear	217,491	1,795	215,696
Imagewear	77,169	413	76,756
Sportswear	19,088	-	19,088
Contemporary Brands	20,373	10	20,363
Other	(2,010)	-	(2,010)

Total coalition profit	565,488	5,916	559,572

Corporate and Other Expenses	(106,840)	-	(106,840)
Interest, net	(29,426)	-	(29,426)

Income Before Income Taxes	$429,222	$5,916	$423,306

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Corporate Relations
212-841-7141/336-424-6189
cindy_knoebel@vfc.com